Exhibit 5.1

The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1101 (212) 818-8800
facsimile		direct dial number
(212) 818-8881

January 25, 2017

Long Island Iced Tea Corp.

116 Charlotte Avenue

Hicksville, NY 11801

Re:	Long Island Iced Tea Corp.

Ladies and Gentlemen:

We have acted as counsel for Long Island Iced Tea Corp., a Delaware corporation (“Company”), in connection with the preparation of the registration statement on Form S-3 (File No. 333-213874), filed by the Company with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Act”), which was declared effective on October 14, 2016, including the base prospectus included therein, and the prospectus supplement thereto, dated January 25, 2017 (the “Prospectus Supplement”), to be filed pursuant to Rule 424(b) promulgated under the Act, relating to the issuance and sale by the Company of 345,090 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”), in a “best efforts” offering through a placement agent (the “Offering”). The Shares are to be sold as described in the Registration Statement and the related Prospectus Supplement, pursuant to a selling agent agreement with the placement agent (the “Selling Agent Agreement”) and a subscription agreement with each purchaser in the Offering (the “Subscription Agreements”).

In rendering the opinion set forth below, we have examined (a) the Prospectus Supplement; (b) the Registration Statements and the exhibits thereto; (c) the Selling Agent Agreement and the form of Subscription Agreement; (d) the Company’s Amended and Restated Certificate of Incorporation; (e) the Company’s Bylaws; (f) certain records of the Company’s corporate proceedings as reflected in its minute books; and (g) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Long Island Iced Tea Corp.

January 25, 2017

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and issued in accordance with the Prospectus Supplement, the Selling Agent Agreement and Subscription Agreement, against payment therefor, will be duly authorized, validly issued, fully paid and non-assessable.

No opinion is expressed herein other than as to the law of the State of New York, the corporate law of the State of Delaware and the federal law of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statements, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statements and the prospectuses forming a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller